Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period Payment Date	November 19, 2003 to November 30, 2003 December 26, 2003

Aggregate Amount Collected for the Collection Period
Interest	$1,296,576.32
Principal Collections	$19,929,597.38
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:			Factor per 1000
(i)	Enhancer Premium	$54,166.67
(ii)	A-1 Noteholder’s Interest	$704,027.78	1.4080555556
(iii)	Principal Collections to Funding Account	$5,381,322.18
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$538,381.88
(vi)	Additional Balance Increase from Excess Spread (during MAP)	$—
(vii)	A-1 Noteholder’s Principal Distribution	$—	0.0000000
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$538,381.88

Balances
			Factor
Beginning A-1 Note Balance		$500,000,000.00	1.0000000000
Ending A-1 Note Balance		$500,000,000.00	1.0000000000
	Change	$—	0.0000000000
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$500,007,015.50	1.0000000000
Ending Pool Balance		$494,625,693.32	0.9892375066
	Change	$5,381,322.18	0.0107624934
Beginning Principal Balance		$500,007,015.50	1.0000000000
Ending Principal Balance		$494,625,693.32	0.9892375066
	Change	$5,381,322.18	0.0107624934
Additional Draws		$14,548,275.20
Additional Balance Increase (Draws minus Payments)		$—

Beginning Funding Account Balance		$—
Deposit To (Withdrawal From) Account		$5,381,322.18
Ending Funding Account Balance		$5,381,322.18

Delinquencies
	#	$
Two statement cycle dates:	—		$—
Three statement cycle dates:	—		$—
Four statement cycle dates:	—		$—
Five statement cycle dates:	—		$—
Six statement cycle dates:	—		$—
Seven + statement cycle dates:	—		$—
Foreclosures	—		$—
REO	—		$—
Liquidation Loss Amount	—		$—
Wachovia Bank, National Bank
as Administrator

Additional Information		UPB of 3 Largest Loans
Net WAC Rate	3.46%		$700,847.88
Overcollateralization Target	$250,000.00		$715,816.98
Overcollateralization Amount	$7,015.50		$818,686.31
Funding Account Ending Balance	$5,381,322.18

Gross CPR (1 mo. Annualized)	38.621%
Net CPR (1 mo. Annualized)	12.177%
Draw Rate (1 mo. Annualized)	29.836%
WAM	217.26
AGE	19.23

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(1,504,912.58)	Total Collected	$(19,929,597.38)
Servicing Fee	$208,336.26	A-1 Principal	$—
Enhancer Premium	$54,166.67	Add’l Balance Increase	$—
Additional Balance Interest	$—	Net Draws	$14,548,275.20
A-1 Interest	$704,027.78	Funding Account	$5,381,322.18
Excess Interest	$538,381.88	Net	$—
Net	$—	Previous Funding	$—
		Excess Interest	$(538,381.88)
		Certificateholder	$538,381.88
		Difference	$0.00